Exhibit 10.1

EXECUTIVE CHAIRMAN AGREEMENT

This Executive Chairman Agreement (the “Agreement”) is entered into effective as of January 6, 2023 (the “Effective Date”), by and between ICAD, INC., a Delaware corporation (the “Company”), and DANA BROWN (the “Executive”).

WHEREAS, the Company desires that the Executive be retained to serve in the capacity of Executive Chairman of the Board of Directors of the Company (“Board”), and the Executive has agreed to serve in such position in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other valuable consideration, the Company and the Executive hereby agree as follows:

1.    Term of Engagement. The Company shall engage the Executive, and the Executive shall accept such engagement, upon the terms and conditions set forth in this Agreement for the period commencing on the Effective Date and ending on the Date of Termination as provided in Section 5 (such period, including any extension as provided below, shall be referred to as the “Term of Engagement”).

2.    Executive’s Duties and Obligations.

(a)    Duties. The Executive shall serve as the Executive Chairman of the Board. The Executive shall be responsible for all duties customarily associated with such position for a publicly-traded company. The Executive shall report directly to the Company’s Board and shall be subject to reasonable policies established by the Board.

(b)    Location of Engagement. The Company’s offices are located in Nashua, New Hampshire and San Jose, California. It is understood that the Executive may perform her duties in a remote fashion as she deems appropriate and will devote such time in each of the offices of the Company as she deems appropriate.

(c)    Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement. In consideration of the covenants contained herein, the Executive has executed and agrees to be bound by the Confidential Information, Assignment of Rights, and Non-Solicitation Agreement (the “Confidentiality Agreement”) applicable to all employees and consultants of the Company. The Executive shall comply at all times with the covenants (including covenants not to solicit employees, consultants and independent contractors) and other terms and conditions of the Confidentiality Agreement and all other reasonable policies of the Company governing its confidential and proprietary information. The Executive’s obligations under the Confidentiality Agreement shall survive the Term of Engagement.

3.    Devotion of Time to the Company’s Business.

(a)    Efforts. During the Term of Engagement, the Executive shall devote a sufficient amount of her business time, attention and effort to the affairs of the Company and shall use her reasonable best efforts to perform the duties properly assigned to her hereunder and to promote the interests of the Company. It is understood and agreed that the Executive is not an employee of the Company and her services will be limited to 20 hours a week.

(b)    Other Activities. The Executive may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements and may manage personal investments; provided that such activities do not individually or in the aggregate significantly interfere with the performance of her duties under this Agreement. The Executive confirms that her execution of this Agreement and provision of services hereunder does not, and will not, violate the terms of any separate agreement she may have with any other party.

4.    Compensation and Benefits.

(a)    Base Fee. During the Term of Engagement, the Company shall pay to the Executive in accordance with its normal practices an annual fee of $160,000 (“Base Fee”), which shall be pro-rated for any partial months during the Term of Engagement. During the Term of Engagement, the Company shall not pay to the Executive any additional cash retainer for serving on the Company’s Board or for acting as the Chairman of the Board. Upon the termination of this Agreement, the Executive shall be entitled to be paid the cash retainer payable to outside directors on the Board and to the Chairman of the Board for the period of time beginning from and after the Date of Termination and for so long as the Executive remains on the Board and serves as the Chairman of the Board.

(b)    Bonus. Executive shall be entitled to a bonus payable on a quarterly basis equal to 85% of the Base Fee, upon the satisfaction of specific goals and targets established by the Compensation Committee of the Board and agreed upon by the Executive no later than February 15, 2023.

(c)    Stock Options. Executive shall be granted options to purchase 45,000 shares of common stock of the Company, vesting quarterly during the Engagement Term and thereafter as long as the Executive remains a member of the Board.

(d)    Benefits. During the Term of Engagement, the Executive shall be not be entitled to participate in any employee benefit plans, programs and arrangements made available generally to the Company’s executives or to employees of the Company.

(e)    Reimbursement of Expenses. During the Term of Engagement, the Executive shall be entitled to receive prompt reimbursement for all reasonable business-related or Engagement-related expenses incurred by the Executive upon the receipt by the Company of reasonable documentation in accordance with standard practices, policies and procedures applicable to other senior executives of the Company.

(f)    Liability Insurance. The Company shall maintain directors’ and officers’ liability insurance covering the Executive during the Term of Engagement.

5.    Termination of Engagement.

(a)    The Term of Engagement shall be automatically terminated upon the first to occur of the following (the date of such event, the “Date of Termination”).

(i)    End Date. The Executive’s Engagement shall terminate on December 31, 2023 or such later date as shall be mutually agreed to in writing by the Executive and the Company.

(ii)    Death. The Executive’s Engagement shall terminate immediately upon the Executive’s death.

(iii)    Notice by Either Party. Either the Company or the Executive may terminate this Agreement and the Term of Engagement for any reason upon delivery of written notice to the other party at least thirty (30) days prior to the desired Date of Termination.

(b)    For clarity, termination of this Agreement shall not constitute a termination of the Executive’s status as a member of the Board.

6.    Compensation Payable Upon of Termination of Engagement. Upon the Executive’s termination of Engagement for any reason, the Executive (or her beneficiary following the Executive’s death) shall receive a lump sum payment on the Date of Termination in an amount equal to the sum of the Executive’s earned but unpaid Base Fee through her Date of Termination; plus (b) any reimbursement of expenses payable to the Executive as provided for in Section 4(c) above. Except for compensation otherwise payable to members of the Board, the Executive will not be entitled to earn or accrue any additional compensation or benefits for any period following her Date of Termination.

7.    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, email or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

iCAD, Inc.

98 Spit Brook Road

100 Nashua, NH 03062

Attn: General Counsel

Email: Legal@icadmed.com

If to the Executive:

To the address on file with the records of the Company.

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

8.    Miscellaneous.

(a)    Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of Delaware without regard to the application of choice of law rules.

(b)    Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other prior agreements, promises, understandings and representations regarding the Executive’s Engagement, whether written or otherwise. Notwithstanding the above, Executive shall be subject to the forms of agreements and policies executed by Executive relating to confidentiality, non-solicitation and Company policies required of Company executives, employees and consultants.

(c)    Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

(d)    Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provisions shall be construed, if possible, so as to be enforceable under applicable law, or such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(e)    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of the Executive and the successors and assigns of the Company.

(f)    Survivorship. Notwithstanding anything in this Agreement to the contrary, all terms and provisions of this Agreement that by their nature extend beyond the Date of Termination shall survive termination of this Agreement.

(g)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one document.

9.    No Contract of Employment. Nothing contained in this Agreement will be construed as a right of the Executive’s engagement to be continued or for the Executive to be employed by the Company, or as a limitation of the right of the Company to discharge the Executive with or without Cause. It is understood and agreed that the Executive is not an employee of the Company and her services will be limited to not more than 20 hours a week.

10.    Executive Acknowledgement. The Executive hereby acknowledges that the Executive has read and understands the provisions of this Agreement, that the Executive has been given the opportunity for the Executive’s legal counsel to review this Agreement, that the provisions of this Agreement are reasonable and that the Executive has received a copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused the Engagement Agreement to be executed as of the 6th day of January 2023.

ICAD, INC.

By:	/s/ Daniel J. Shea
Name:	Daniel J. Shea
Title:	Interim Chief Financial Officer

EXECUTIVE

/s/ Dana Brown
Dana Brown

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